Exhibit 1.1

EXECUTION COPY

5,000,000

AMBAC FINANCIAL GROUP, INC.

Equity Units

UNDERWRITING AGREEMENT

March 6, 2008

CREDIT SUISSE SECURITIES (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010-3629

CITIGROUP GLOBAL MARKETS INC.

388 Greenwich Street

New York, N.Y. 10013

BANC OF AMERICA SECURITIES LLC

9 West 57th Street

New York, NY 10019

UBS SECURITIES LLC

299 Park Avenue

New York, N.Y. 10171

As Representatives of the Several Underwriters

named in Schedule A hereto

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N. Y. 10010-3629

Dear Sirs:

1. Introductory. Ambac Financial Group, Inc., a Delaware corporation (“Company”), agrees with the several Underwriters named in Schedule A hereto (“Underwriters”), for whom you are acting as representatives (“Representatives”), to issue and sell to the several Underwriters 5,000,000 Equity Units of the Company (“Firm Securities”), and also agrees to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 750,000 additional Equity Units of the Company (“Optional Securities”) as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.

Each Equity Unit has a stated amount of $50.00 (“Stated Amount”) and initially consists of (i) a Purchase Contract (each, a “Purchase Contract”) pursuant to which the holder will agree to purchase and the Company will agree to sell on May 17, 2011 (“Purchase Contract Settlement Date”), subject to acceleration in connection with any early settlement of such Purchase Contract pursuant to the provisions of the Purchase Contract Agreement (as defined below) for a price of the Stated Amount per Equity Unit, (x) in the event that the Authorized Share Condition (as defined herein) has been satisfied at such time, a number of shares of common stock (“Issuable Common Stock”) of the Company, par value $0.01 per share (“Common Stock”), determined pursuant to the terms of the Purchase Contract Agreement (as defined herein), or (y) in the event that the Authorized Share Condition has not been satisfied at such time, a number of shares of series A mandatory convertible participating preferred stock (“Issuable Preferred Stock”) of the Company (“Participating Preferred Stock”), as determined pursuant to the terms of the Purchase Contract Agreement and the Certificate of Designations with respect thereto, and (ii) a 1/20, or 5.0%, undivided beneficial ownership interest in a $1,000 principal amount senior note of the Company due 2021 (“Notes”).

The Purchase Contracts will be issued pursuant to the Purchase Contract Agreement, to be dated the Closing Date (as defined herein) (“Purchase Contract Agreement”), between the Company and The Bank of New York, as purchase contract agent (“Purchase Contract Agent”). The Purchase Contracts together with the related Notes are herein referred to as the “Corporate Units.”

A holder of Corporate Units, at its option, may elect to create “Treasury Units” by substituting pledged U.S. Treasury securities for any pledged ownership interests in the Notes. Unless otherwise indicated, the term “Equity Units” includes both Corporate Units and Treasury Units.

The Notes are to be issued under a senior indenture, dated as of February 15, 2006 (“Base Indenture”), between the Company and The Bank of New York, as trustee (“Trustee”), as amended and supplemented by a supplemental indenture to be dated the Closing Date between the Company and the Trustee (“First Supplemental Indenture”, together with the Base Indenture, “Indenture”).

A holder’s ownership interest in the Notes initially will be pledged to secure such holder’s obligation to purchase the Issuable Common Stock or Issuable Preferred Stock, as the case may be, on the Purchase Contract Settlement Date, such pledge to be on the terms and conditions set forth in the Pledge Agreement (“Pledge Agreement”), to be dated as of the Closing Date (as defined herein), among the Company, The Bank of New York, as collateral agent, custodial agent and securities intermediary (“Collateral Agent”), and the Purchase Contract Agent.

Pursuant to a remarketing agreement to be dated the Closing Date (“Remarketing Agreement”) between the Company and the Representatives, acting as reset agent and remarketing agent (“Remarketing Agents”), the Notes will be remarketed, subject to certain terms and conditions.

The “Component Securities” means, collectively, the Purchase Contracts, the Notes and the Issuable Common Stock or Issuable Preferred Stock, as the case may be.

The terms and rights of any particular issuance of Offered Securities and/or Component Securities shall be as specified in (i) the Indenture, (ii) the Purchase Contract Agreement and (iii) the Pledge Agreement, as applicable (each document listed in clauses (i) through (iii), together with the Remarketing Agreement, a “Securities Agreement” and collectively the “Securities Agreements”).

As part of the offering contemplated by this Agreement, Citigroup Global Markets Inc. (“Citi”) has agreed to reserve out of the Offered Securities set forth opposite its name on the Schedule II to this Agreement, up to one percent (1%) of the Equity Units, for sale to the Company’s officers, directors and managing directors (collectively, “Participants”), as set forth in the General Disclosure Package and Final Prospectus (each as defined below) under the heading “Underwriting” therein (the “Directed Share Program”). The Offered Securities to be sold by Citi pursuant to the Directed Share Program (the “Directed Shares”) will be sold by Citi pursuant to this Agreement at the public offering price. Any Directed Shares not orally confirmed for purchase by any Participants by 7:30 A.M. New York City time on the business day following the date on which this Agreement is executed will be offered to the public by the Representatives as set forth in the Final Prospectus.

Concurrently herewith, the Company also proposes to issue and sell, pursuant to a separate underwriting agreement (“Common Stock Underwriting Agreement”) to be entered into by and among the Company and the underwriters named therein (“Common Stock Underwriters”), 171,111,112 shares of Common Stock, and the Company also proposes to issue and sell to the Common Stock Underwriters, at the option of the Common Stock Underwriters, an aggregate of not more than 25,666,667 additional shares of Common Stock to cover over-allotments in connection therewith.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that, as of the date hereof and as of each Closing Date:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-131888), as amended by Post-Effective Amendments Nos. 1 and 2 thereto, including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act (as defined herein), which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission (as defined herein), including any amendment thereto, any document incorporated by reference therein and all 430B Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 7:30 am (Eastern time) on March 7, 2008.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules of the New York Stock Exchange (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) Compliance with Securities Act Requirements. (i) (A) At the time that the Registration Statement initially became effective, (B) at the time of each amendment thereto for purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the time that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Act) of the Offered Securities, (D) at the Effective Time relating to the Offered Securities and (E) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to (x) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee, or (y) statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information referred to in this clause (y) is that information described as such in Section 8(b) hereof.

(c) Automatic Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, and (D) at the Effective Time, the Company was a “well known seasoned issuer” as defined in Rule 405.

(ii) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, that initially became effective no earlier than three years prior to the date of this Agreement. Post-Effective Amendment No. 2 to the Registration Statement was effective upon filing it with the Commission. If immediately prior to the Renewal Deadline (as defined herein), any of the Offered Securities remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives, and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be. “Renewal Deadline” means the third anniversary of the initial effective time of the Registration Statement.

(iii) Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives in writing, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to the Representatives, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representatives of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(iv) Filing Fees. The Company has paid or shall, prior to the First Closing Date, pay the required Commission filing fees relating to the Offered Securities, the Notes, the Issuable Common Stock and Issuable Preferred Stock within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated March 5, 2008, including the base prospectus, dated January 16, 2008 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus or any “road show” (as defined in Rule 433 of the Rules and Regulations) not constituting an Issuer Free Writing Prospectus, in each case when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f) (i) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement, including any prospectus supplement deemed to be a part thereof that has not been superseded or modified. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement, including any prospectus supplement deemed to be a part thereof that has not been superseded or modified, or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (A) the Company has promptly notified or will promptly notify the Representatives in writing and (B) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(ii) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference into the Registration Statement, the General Disclosure Package and the Final Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act and the Rules and Regulations thereunder, and, when read together with the other information in the General Disclosure Package or the Final Prospectus, as of their respective dates and at the Closing Date, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii) Independent Accountants. KPMG LLP, the accounting firm that certified the financial statements and supporting schedules included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus and audited the Company’s internal control over financial reporting and management’s assessment thereof, is an independent registered public accounting firm as required by the Act and the Rules and Regulations thereunder.

(iv) Exhibits. There are no contracts or documents which are required to be described in the Registration Statement, the General Disclosure Package (or any part thereof) or the Final Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described or filed as required.

(v) Financial Statements. The financial statements of the Company and its consolidated subsidiaries included in the Registration Statement, the General Disclosure Package and the Final Prospectus, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations, stockholder’s equity and cash flows of the Company and its consolidated subsidiaries for the periods shown, and, except as otherwise disclosed in the General Disclosure Package, such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”), applied on a consistent basis. The schedules included in the Registration Statement present fairly in accordance with GAAP the information required to be stated therein. The selected consolidated financial data of the Company and its consolidated subsidiaries and the summary financial information of the Company and its consolidated subsidiaries included in the General Disclosure Package and the Final Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(g) Good Standing of the Company. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own, lease and operate its properties and conduct its business as described in the General Disclosure Package and Final Prospectus and to enter into and perform its obligations under this Agreement, the Common Stock Underwriting Agreement, the Private Placement Agreement (defined below) and the Securities Agreements; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, be reasonably likely to result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”).

(h) Subsidiaries. Each subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X (each, a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Final Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect; except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable; each such Subsidiary is wholly owned by the Company, directly or through subsidiaries; all of the outstanding capital stock of such Subsidiaries which is owned by the Company, directly or through subsidiaries, is owned free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, and none of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. Each direct or indirect insurance company subsidiary of the Company is duly organized and licensed as an insurance company in its jurisdiction of incorporation and is duly licensed or authorized as an insurer in each other jurisdiction where it is required to be so licensed or authorized to conduct its business.

(i) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change or any development in the condition (financial or otherwise), results of operations, business prospects or properties of the Company and its subsidiaries, taken as a whole, that is material and adverse, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries.

(j) Execution and Delivery of Indenture. The Indenture has been duly authorized by the Company and has been duly qualified under the Trust Indenture Act, and when executed and delivered by the Company (assuming due authorization, execution and delivery by the Trustee), will be duly executed and delivered by the Company and will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Indenture will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and in the Final Prospectus, and will be in substantially the form filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement.

(k) Equity Units. The Equity Units have been duly authorized by the Company and, when executed, issued and delivered by the Company against payment therefor on the Closing Date in accordance with the terms of this Agreement and the Purchase Agreement, will be duly executed and delivered by the Company and will (assuming due authentication thereof by the Purchase Contract Agent) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, provided, however, that upon the occurrence of a Termination Event (as defined in the Purchase Contract), Section 365(e)(1) of the Bankruptcy Code (11 U.S.C. §§ 101-1330, as amended) would not substantively limit the provisions of Sections 3.15 and 5.6 of the Purchase Contract Agreement or Section 5.04 of the Pledge Agreement that require termination of the Purchase Contracts and release of the Collateral Agent’s security interest in (1) the Notes, (2) the Treasury Units or (3) the Applicable Ownership Interest of the applicable Treasury Portfolio (as defined in the Purchase Contract Agreement), as applicable, and the transfer of such securities to the Purchase Contract Agent (for the benefit of the holders of the Offered Securities); provided, further, however, that (x) the foregoing is subject to the equitable powers of the Bankruptcy Court and the Bankruptcy Court’s power under Section 105(a) of the Bankruptcy Code and (y) procedural restrictions respecting relief from the automatic stay under Section 362 of the Bankruptcy Code may delay the timing of the exercise of such rights and remedies; and (ii) is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Equity Units will be in the form contemplated by, and will be entitled to the benefits of, the relevant Securities Agreements; the Equity Units will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and in the Final Prospectus and will be in substantially the form filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement; and the issuance of the Equity Units is not subject to preemptive or other similar rights.

(l) Purchase Contracts. The Purchase Contracts underlying the Equity Units have been duly authorized and, when executed, issued and delivered by the Company on the Closing Date in accordance with the terms of this Agreement and the Purchase Contract Agreement, will be duly executed and delivered by the Company and will (assuming due authentication thereof by the Purchase Contract Agent) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally; provided, however, that upon the occurrence of a Termination Event, Section 365(e)(1) of the Bankruptcy Code (11 U.S.C. §§ 101-1330, as amended) would not substantively limit the provisions of Sections 3.15 and 5.6 of the Purchase Contract Agreement or Section 5.04 of the Pledge Agreement that require termination of the Purchase Contracts and release of the Collateral Agent’s security interest in (1) the Notes, (2) the Treasury Units or (3) the Applicable Ownership Interest of the applicable Treasury Portfolio, as applicable, and the transfer of such securities to the Purchase Contract Agent (for the benefit of the holders of the Offered Securities); provided, further, however, that (x) the foregoing is subject to the equitable powers of the Bankruptcy Court and the Bankruptcy Court’s power under Section 105(a) of the Bankruptcy Code and (y) procedural restrictions respecting relief from the automatic stay under Section 362 of the Bankruptcy Code may delay the timing of the exercise of such rights and remedies; and (ii) is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Purchase Contracts will be in the form contemplated by, and will be entitled to the benefits of, the relevant Securities Agreements; the Purchase Contracts will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and in the Final Prospectus and will be in substantially the form filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement; and the issuance of the Purchase Contracts is not subject to preemptive or other similar rights.

(m) Notes. The Notes have been duly authorized by the Company and, when executed, issued and delivered by the Company on the Closing Date in accordance with the terms of this Agreement and the Indenture, will be duly executed and delivered by the Company and will (assuming due authorization, execution and delivery thereof by the Trustee) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Notes will be in the form contemplated by, and will be entitled to the benefits of, the Indenture; the Notes will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and in the Final Prospectus and will be in substantially the form filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement; and the issuance of the Notes is not subject to preemptive or other similar rights.

(n) Capital Stock. All of the shares of (i) Common Stock to be issued and sold by the Company to the Common Stock Underwriters under the Common Stock Underwriting Agreement and/or to the Private Placement Purchasers (as defined herein) under the Private Placement Agreement will be validly issued and fully paid and non-assessable and will conform in all material respects to the description of the Common Stock contained in the prospectus relating thereto, and (ii) Issuable Common Stock upon satisfaction of the Authorized Share Condition and Issuable Preferred Stock initially issuable pursuant to the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement and, with respect to the Issuable Preferred Stock, in accordance with the Certificate of Designations with respect thereto, have been duly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Purchase Contracts, the Purchase Contract Agreement, the Pledge Agreement, and, with respect to the Issuable Preferred Stock, the Certificate of Designations with respect thereto, will be validly issued and fully paid and non-assessable and will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Offered Securities, the Common Stock being sold pursuant to the Common Stock Underwriting Agreement, the Issuable Common Stock or the Issuable Preferred Stock, and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(o) The Purchase Contract Agreement. The Purchase Contract Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will be duly executed and delivered by the Company, and will (assuming due authorization, execution and delivery by the Purchase Contract Agent) constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally; provided, however, that upon the occurrence of a Termination Event, Section 365(e)(1) of the Bankruptcy Code (11 U.S.C. §§ 101-1330, as amended) would not substantively limit the provisions of Sections 3.15 and 5.6 of the Purchase Contract Agreement or Section 5.04 of the Pledge Agreement that require termination of the Purchase Contracts and release of the Collateral Agent’s security interest in (1) the Notes, (2) the Treasury Units or (3) the Applicable Ownership Interest of the applicable Treasury Portfolio, as applicable, and the transfer of such securities to the Purchase Contract Agent (for the benefit of the holders of the Offered Securities); provided, further, however, that (x) the foregoing is subject to the equitable powers of the Bankruptcy Court and the Bankruptcy Court’s power under Section 105(a) of the Bankruptcy Code and (y) procedural restrictions respecting relief from the automatic stay under Section 362 of the Bankruptcy Code may delay the timing of the exercise of such rights and remedies; and (ii) is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). At the time of such execution and delivery, the Purchase Contract Agreement will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and in the Final Prospectus and will be in substantially the form filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement.

(p) The Remarketing Agreement. The Remarketing Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will be duly executed and delivered by the Company, and will (assuming due authorization, execution and delivery by the Remarketing Agent) constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). At the time of such execution and delivery, the Remarketing Agreement will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and in the Final Prospectus and will be in substantially the form filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement.

(q) The Private Placement Agreement. The private placement agreement between the Company and the purchasers named therein (the “Private Placement Purchasers” dated the date hereof (the “Private Placement Agreement”) has been duly authorized, executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Private Placement Purchasers) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). At the time of execution and delivery, the Private Placement Agreement conforms in all material respects to the respective statements relating thereto contained in the General Disclosure Package and in the Final Prospectus and will be in substantially the form to be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement.

(r) The Pledge Agreement. (i) The Pledge Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will be duly executed and delivered by the Company, and will (assuming due authorization, execution and delivery by the Purchase Contract Agent and the Collateral Agent) constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (A) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally; provided, however, that upon the occurrence of a Termination Event, Section 365(e)(1) of the Bankruptcy Code (11 U.S.C. §§ 101-1330, as amended) would not substantively limit the provisions of Sections 3.15 and 5.6 of the Purchase Contract Agreement or Section 5.04 of the Pledge Agreement that require termination of the Purchase Contracts and release of the Collateral Agent’s security interest in (1) the Notes, (2) the Treasury Units or (3) the Applicable Ownership Interest of the applicable Treasury Portfolio, as applicable, and the transfer of such securities to the Purchase Contract Agent (for the benefit of the holders of the Offered Securities); provided, further, however, that (x) the foregoing is subject to the equitable powers of the Bankruptcy Court and the Bankruptcy Court’s power under Section 105(a) of the Bankruptcy Code and (y) procedural restrictions respecting relief from the automatic stay under Section 362 of the Bankruptcy Code may delay the timing of the exercise of such rights and remedies; and (B) enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). At the time of such execution and delivery, the Pledge Agreement will (x) conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and in the Final Prospectus, and (y) be in substantially the form filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement.

(ii) The provisions of the Pledge Agreement are effective to create in favor of the Collateral Agent for the benefit of the Company a valid security interest under the Uniform Commercial Code as in effect in the State of New York on the date hereof (“UCC”) in all “security entitlements” (as defined in Section 8-102(a)(17) of the UCC and as defined in 31 C.F.R. Part 357 Subparts A and B of the Federal Book-Entry Regulations (“Federal Book-Entry Regulations”) now or hereafter carried in to the Collateral (as defined in the Pledge Agreement); and the provisions of the Pledge Agreement are effective under the UCC and the Federal Book-Entry Regulations to perfect the security interest of the Collateral Agent for the benefit of the Company in the Collateral.

(s) Listing. The Equity Units at the First Closing Date will have been approved for listing on the New York Stock Exchange (“Exchange”), subject to notice of issuance, and at each Closing Date, the Equity Units issued at or prior to such Closing Date, upon notice of issuance, will be listed on the Exchange. If satisfaction of the Authorized Share Condition has occurred prior to or at the settlement of any purchase contract associated with the Equity Units, the shares of Issuable Common Stock shall be approved for listing on the Exchange, subject to official notice of issuance, at such time of settlement. If, on and after the date one hundred twenty days following the date of this Agreement, satisfaction of the Authorized Share Condition has not occurred prior to or at the settlement of any purchase contract associated with the Equity Units, the shares of Issuable Preferred Stock shall be approved for listing on the Exchange or other national securities exchange or market, subject to official notice of issuance, at such time.

(t) Capitalization. All issued and outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package and the Final Prospectus; all outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, and do or will, as the case may be, conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and in the Final Prospectus.

(u) No Finder’s Fee. There are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(v) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental agency or body (including, without limitation, any insurance regulatory agency or body) is required for the execution by the Company of this Agreement or the Securities Agreements, or the consummation of the transactions contemplated hereby or thereby, or for the performance by the Company of its obligations under this Agreement, the Securities Agreement or the Offered Securities (including the issuance and sale of the Offered Securities), except as disclosed in the General Disclosure Package and the Final Prospectus and such as have been already obtained or as may be required under the Act or the Rules and Regulations thereunder or state securities laws.

(w) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Securities Agreements and this Agreement, and the issuance and sale of the Offered Securities and Component Securities and compliance with the terms and provisions hereof and thereof, will not violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (a) the charter or by-laws of the Company or any of the Subsidiaries, (b) any order, law, treaty, rule, regulation, judgment or determination applicable to the Company or any of the Subsidiaries of any court, governmental agency or body (including, without limitation, any insurance regulatory agency or body) or arbitrator having jurisdiction over the Company or any of the Subsidiaries (other than any violation of or conflict with any such order, law, treaty, rule, regulation, judgment or determination that would not, individually or in the aggregate with any other violation or conflict, be reasonably likely to adversely affect the performance by the Company of its obligations under this Agreement, the Securities Agreements or the Offered Securities (including the issuance and sale of the Offered Securities) and would not, individually or in the aggregate with all such other violations or conflicts, be reasonably likely to have a Material Adverse Effect) or (c) the terms of any bond, debenture, note, other evidence of indebtedness, agreement, indenture, lease or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or by which any of their respective properties is subject, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company or any of the Subsidiaries pursuant to the terms of any such bond, debenture, note, other evidence of indebtedness, agreement, indenture, lease or other instrument (other than any conflict, breach or default or lien, charge or encumbrance that would not, individually or in the aggregate, be reasonably likely to adversely affect the performance by the Company of its obligations under this Agreement, the Securities Agreements or the Offered Securities (including the issuance and sale of the Offered Securities) and would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect).

(x) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its Subsidiaries is in violation of its respective charter or by-laws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

(y) Authorization of this Agreement and the Common Stock Underwriting Agreement. Each of this Agreement and the Common Stock Underwriting Agreement has been duly authorized, executed and delivered by the Company.

(z) Possession of Licenses and Permits. The Company and its Subsidiaries possess such certificates, permits, licenses, approvals, franchises, consents and other authorizations (collectively, “Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (including, without limitation, any Licenses from any insurance regulatory agencies or bodies) necessary to own their respective properties or to conduct the business now conducted by them or disclosed in the General Disclosure Package to be conducted by them, except such as would not, individually or in the aggregate with all such other Licenses that have not been obtained, be reasonably likely to have a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Licenses, except where the failure so to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; all of the Licenses (including, without limitation, any Licenses from any insurance regulatory agencies or bodies) are valid and in full force and effect, except when the invalidity of such Licenses or the failure of such Licenses to be in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Licenses (including, without limitation, any Licenses from any insurance regulatory agencies or bodies) which would, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, be reasonably likely to result in a Material Adverse Effect.

(aa) Leaseholds. Except as disclosed in the General Disclosure Package and Final Prospectus, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made thereof by them.

(bb) Accurate Disclosure. The statements in or incorporated by reference into the Registration Statement, General Disclosure Package and the Final Prospectus under the headings (i) “Description of Our Capital Stock”, “Description of Debt Securities”, “Description of Stock Purchase Contracts and Stock Purchase Units”, “Description of the Equity Units”, “Description of the Purchase Contracts”, “Certain Provisions of the Purchase Contract Agreement and Pledge Agreement”, “Description of Our Senior Notes”, “Business—Business Segments—Insurance Regulatory Matters”, “Business—Business Segments— Reinsurance” and “Certain United States Federal Income Tax Considerations”, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown, and (ii) “Recent Developments—Rating Agencies”, “Recent Developments—Business Restructuring” and “Recent Developments—Certain First Quarter 2008 Financial Developments” are accurate, true and complete in all material respects, reflect the most material recent information known to the Company and do not omit to state any material fact necessary to make the statements therein not misleading.

(cc) Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(dd) Internal Controls and Compliance with Sarbanes-Oxley, Disclosure Controls. (i) Except as set forth in the General Disclosure Package, the Company, its subsidiaries and the Company’s Board of Directors (the “Board”) and officers are in compliance with Sarbanes-Oxley, the Rules and Regulations promulgated in connection therewith, including without limitation Section 402 relating to loans and Sections 302 and 906 relating to certifications, and all applicable Exchange Rules. The Company maintains a system of internal controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, which in each case would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(ii) The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(ee) Litigation. Except as disclosed in the General Disclosure Package and Final Prospectus, there are no pending or, to the best knowledge of the Company, threatened or contemplated actions, suits or proceedings (including any inquiries or investigations by any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its Subsidiaries, domestic or foreign) against or affecting the Company, any of its Subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, or would, individually or in the aggregate, be reasonably likely to materially and adversely affect the ability of the Company to perform its obligations under the Securities Agreements or this Agreement, or which are otherwise material in the context of the sale of the Offered Securities, or which are of a character required to be disclosed in the Registration Statement, the General Disclosure Package or the Final Prospectus.

(ff) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and Final Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(gg) Ratings. Except as disclosed in the General Disclosure Package, no “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Company in writing or orally through any vice president, managing director or senior officer of the Company (or any person holding any office more senior to those levels), in either case, that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to either the Company or Ambac Assurance Corporation, a Wisconsin stock insurance corporation and a wholly owned subsidiary of the Company (“Ambac Assurance”), or any securities of the Company or (ii) has indicated to the Company or Ambac Assurance in writing or orally through any vice president, managing director or senior officer (or any person holding any office more senior to those levels) of the Company or Ambac Assurance, in either case, that it is considering any of the actions described in Section 7(c)(ii) hereof.

(hh) Compliance with Cuba Act. The Company has complied with, and is and will be in compliance with, the provisions of that certain Florida act relating to disclosure of doing business with Cuba, codified as Section 517.075 of the Florida statutes, and the rules and regulations thereunder or is exempt therefrom.

(ii) Reinsurance Treaties and Arrangements. All reinsurance treaties and arrangements to which Ambac Assurance is a party are in full force and effect and Ambac Assurance is not in violation of, or in default in the performance, observance or fulfillment of, any obligation, agreement, covenant or condition contained therein, except to the extent that any such violation or default would not, individually or in the aggregate with all such other violations or defaults, be reasonably likely to have a Material Adverse Effect; Ambac Assurance has not received any notice from any of the other parties to such treaties, contracts or agreements that such other party intends not to perform in any material respect such treaty, contract or agreement, and, to the best knowledge of the Company, Ambac Assurance has no reason to believe that any of the other parties to such treaties or arrangements will be unable to perform such treaty, contract or arrangement.

(jj) Statutory Financial Statements. The (i) audited statutory financial statements of Ambac Assurance for the year ended December 31, 2006 that have been filed with Office of the Commissioner of Insurance for the State of Wisconsin (“Wisconsin OCI”) have been prepared and fairly present the admitted assets, liabilities, surplus, results of operations and cash flows of Ambac Assurance at the dates and for the periods (as the case may be) indicated, in accordance with statutory accounting practices prescribed or permitted by the Wisconsin OCI consistently applied throughout such period (excepted as specified therein); and (ii) unaudited quarterly statutory financial statements of Ambac Assurance for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007 and the unaudited annual statutory financial statements of Ambac Assurance for the period ended December 31, 2007, each as filed with the Wisconsin OCI, have been prepared using the same statutory accounting principles applied on a basis consistent with Ambac Assurance’s audited statutory financial statements referenced in clause (i) above.

(kk) Absence of Dividend Restrictions. Other than as described in the General Disclosure Package and the Final Prospectus, there are no restrictions upon the declaration or payment of any dividend or distribution on any shares of capital stock of any subsidiary pursuant to the charter or by-laws of any of them, any agreement or other instrument to which any of them is a party or by which any of them is bound, or any order, law, rule, regulation, judgment or determination of any court, governmental agency or body (including, without limitation, any insurance regulatory agency or body) or arbitrator having jurisdiction over any of them.

(ll) Communications with Rating Agencies. Except for those communications the material content of which is disclosed in the General Disclosure Package, the Final Prospectus or a written press release issued by the Company or by any “nationally recognized statistical rating organization”, as such term is defined for purposes of Rule 436(g)(2), the Company has either informed or provided copies to the Representatives (or counsel to the Representatives, as the case may be) of all material written communications and informed the Representatives (or counsel to the Representatives, as the case may be) of all material oral communications, to or from any “nationally recognized statistical rating organization”, as such term is defined for purposes of Rule 436(g)(2), that have been made since November 1, 2007.

(mm) Financial Guaranty Law. Ambac Assurance is in compliance in all material respects with Article 69 of the Insurance Laws of the State of New York, and the rules and regulations promulgated thereunder.

(nn) Regulation M. The shares of Common Stock of the Company are “actively traded” as such term is defined in Regulation M of the Rules and Regulations.

(oo) Directed Share Program. (i) The Registration Statement, the Final Prospectus, the General Disclosure Package, any preliminary prospectus and any Issuer Free Writing Prospectuses comply, and any further amendments or supplements thereto will comply, with any applicable laws or regulations of foreign jurisdictions in which the Final Prospectus, General Disclosure Package or any preliminary prospectus and any Issuer Free Writing Prospectus, as amended or supplemented, if applicable, are distributed in connection with the Directed Share Program, and (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been obtained, is necessary under the securities laws and regulations of foreign jurisdictions in which the Directed Shares are offered outside the United States. The Company has not offered, or caused Citi to offer, the Offered Securities to any person pursuant to the Directed Share Program with the specific intent to unlawfully influence (x) a customer or supplier of the Company to alter the customer’s or supplier’s level or type of business with the Company, or (y) a trade journalist or publication to write or publish favorable information about the Company or its products.

(pp) ERISA. None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan other than if waived; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect. None of the following events has occurred or, to the best knowledge of the Company, is reasonably likely to occur that would reasonably be expected to have a Material Adverse Effect: (i) an increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (ii) an increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected to have a material adverse effect; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any liability.

(qq) FCPA. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries has violated or is aware of any violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(rr) Money Laundering. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and, to the best knowledge of the Company, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or threatened.

(ss) OFAC. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Any certificate signed by any officer of the Company or any subsidiary and delivered to the Representatives or to counsel for the Underwriters in connection with the offering of the Offered Securities shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby and not a personal representation and warranty by any such officer.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements, and subject to the terms and conditions set forth herein, and subject to the condition that Wachtell, Lipton, Rosen & Katz, special tax counsel to the Company, deliver its opinion to the Company that, for United States federal income tax purposes, the Notes and the Purchase Contract Agreements will be treated as separate securities, and the Notes will be treated as debt instruments, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of $48.50 per Equity Unit, the respective number of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price therefor by the Underwriters in Federal (same day) funds by wire transfer to an account specified in writing by the Company, such account to be specified at least two (2) Business Days in advance of the First Closing Date at a bank acceptable to the Representatives, at the office of Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019, at 10:00 A.M., New York time, on March 12, 2008, or at such other time not later than three full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery for all the Offered Securities sold pursuant to the offering. The Firm Securities to be delivered or evidence of their issuance will be made available for checking at the above office of Sidley Austin LLP at least 24 hours prior to the First Closing Date. Delivery of the Offered Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

In addition, upon written notice from the Representatives given to the Company from time to time not more than 13 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Equity Unit to be paid for the Firm Securities. The Company agrees to sell to the Underwriters the number of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account specified in writing by the Company, such account to be specified at least two Business Days in advance of the Optional Closing Date at a bank acceptable to the Representatives, at the above office of Sidley Austin LLP. The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office of Sidley Austin LLP at a reasonable time in advance of such Optional Closing Date. Delivery of the Offered Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. (A) Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. Until the Company has received written confirmation that each and every Underwriter Unsold Allotment (as defined herein) has been completely resold, the Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representatives in writing promptly of (i) the filing of any such amendment or supplement prior to its filing, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof. The Company will use its reasonable best efforts to prevent the suspension of any such qualification.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer in connection with the resale of any portion of an Underwriter Unsold Allotment, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the

Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives in writing of such event and will promptly prepare, and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. The Company will timely file all reports required to be filed under the Exchange Act as necessary in order to make generally available to its securityholders an earning statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158 promulgated thereunder.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, Issuer Free Writing Prospectus, the Final Prospectus and all amendments and supplements to such documents, and conformed copies of all consents and certificates of experts, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Company will arrange for the qualification of the Offered Securities for offering and sale under the applicable securities laws of such states and other jurisdictions of the United States as the Representative(s) may designate and will continue such qualifications in effect until the Company has received written confirmation that each and every Underwriter Unsold Allotment has been completely resold; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will supply such information as is necessary for the determination of the legality of the Offered Securities for investment under the laws of such jurisdictions as the Representative(s) may reasonably request.

(g) Reporting Requirements. Until the Company has received written confirmation that each and every Underwriter Unsold Allotment has been completely resold, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system, it is not required to furnish such reports or statements to the Underwriters.

(h) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to any filing fees and other expenses (including fees, expenses and disbursements of the Company’s counsel, accountants and other advisors and agents) incurred in connection with (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto; (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters, the Securities Agreements and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Offered Securities; (iii) qualification of the Offered Securities for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto (including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of any survey of the blue sky laws and any legal investment survey, or any supplements thereto, together with the costs of the preparation, printing and delivery of any such surveys to the Underwriters), (iv) the preparation, issuance and delivery of the certificates for the Offered Securities to the Underwriters, including any transfer taxes or other duties payable upon the sale, issuance or delivery of the Offered Securities to the Underwriters, (v) costs and expenses related to the review by the Financial Industry Regulatory Authority, Inc. of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), (vi) costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including transportation expenses, (vii) fees and expenses incident to listing the Offered Securities on the New York Stock Exchange, (viii) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, (ix) expenses incurred in printing and distributing any preliminary prospectuses, Issuer Free Writing Prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters; (x) for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors; (xi) the fees and expenses of the Trustee, Purchase Contract Agent, Remarketing Agent and Collateral Agent, and (xii) the fees charged by nationally recognized statistical rating organizations for the rating of the Offered Securities, if applicable.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j) Sarbanes-Oxley. The Company will comply with all applicable securities and other laws, rules and regulations, including, without limitation, Sarbanes-Oxley, and use its reasonable best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of Sarbanes-Oxley, unless any failure to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect and provided that any non-compliance would not be reasonably likely to adversely affect the performance by the Company of its obligations under this Agreement, the Securities Agreements or the Offered Securities (including the issuance and sale of the Offered Securities).

(k) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities or any Underwriter Unsold Allotment.

(l) Restriction on Sale of Securities. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to the Offered Securities, Component Securities or any securities convertible into or exchangeable or exercisable for any of the Offered Securities or Component Securities

(“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., except issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, grants of employee stock options pursuant to the terms of a plan in effect on the date hereof (or, solely in the case of the Ambac 1997 Equity Plan and the Ambac 1997 Non-Employee Directors’ Equity Plan, as amended to reflect an aggregate increase in the number of shares authorized under those plans by up to 6.5 million shares), issuances of Lock-Up Securities pursuant to the exercise of such options, or issuances of Lock-Up Securities pursuant to the Common Stock Underwriting Agreement. The initial Lock-Up Period will commence on the date hereof and continue for one hundred twenty (120) days after the First Closing Date or such earlier date that Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. consent to in writing.

(m) Issuable Common Stock. The Company shall, subject to the satisfaction of the Authorized Share Condition, reserve and keep available at all times, free of preemptive rights, shares of Issuable Common Stock to satisfy the obligation of the Company to issue Common Stock pursuant to the Purchase Contracts.

(n) Issuable Preferred Stock. Prior to the satisfaction of the Authorized Share Condition, the Company shall reserve and keep available at all times, free of preemptive rights, shares of Issuable Preferred Stock to satisfy the obligation of the Company to issue Participating Preferred Stock pursuant to the Purchase Contracts and in accordance with the terms of the Certificate of Designations with respect thereto.

(o) Authorized Share Condition. The Company shall use commercially reasonable efforts to satisfy the Authorized Share Condition as promptly as practicable following the issuance of the Equity Units. In the event that the Company authorizes additional shares of Common Stock following the date of issuance of the Equity Units, the Company shall in the first instance use such newly authorized shares of Common Stock to satisfy the Authorized Share Condition and shall not apply or reserve such shares of Common Stock for any other purpose until the Authorized Share Condition has been satisfied. “Authorized Share Condition” means that the Company has a sufficient number of authorized and unissued shares of Common Stock on reserve for the settlement in all circumstances of all outstanding Equity Units.

(p) Directed Share Program. The Company agrees to pay (1) all fees and disbursements of counsel incurred by Citi in connection with the Directed Share Program, (2) all costs and expenses incurred by Citi in connection with the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of copies of the Directed Share Program material and (3) all stamp duties, similar taxes or duties or other taxes, if any, incurred by Citi in connection with the Directed Share Program. Furthermore, the Company covenants with the Representatives that the Company will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Directed Shares are offered in connection with the Directed Share Program.

(q) Subsequent Offerings. The Company agrees that any of Credit Suisse Securities (USA) LLC, Citi, Banc of America Securities LLC, UBS Securities, Keefe, Bruyette & Woods, Inc. and Dresdner Kleinwort Securities LLC (the “Backstop Providers”) may request, and upon such request the Company shall promptly provide, at any time that any such party wishes to resell the shares of common stock purchased by such party pursuant to the Common Stock Underwriting Agreement that are not resold by such party on the First Closing Date (an “Underwriter Unsold Allotment”), upon reasonable notice, the following:

(i) within fifteen (15) days of the request, preparation and filing with the Commission of preliminary and final prospectuses, and in the event the requesting party could be deemed an Affiliate of the Company, a new automatic shelf registration statement (or in the event the Company is no longer qualified to file an automatic shelf registration statement, then a shelf registration statement) which would allow such resale, and any necessary updates thereto, each in form and substance satisfactory to the requesting party, in order to register the offer and sale of the relevant Underwriter Unsold Allotment being resold at such time;

(ii) either (x) repetition that all representations and warranties contained in Section 2 of this Agreement remain true and correct in all material respects (except to the extent representations and warranties contained herein are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) both at the date of the final prospectus associated with such resale as well as on the closing date associated with such resale, or (y) upon the request of the party seeking to resell, entry into an underwriting agreement substantially similar to the Common Stock Underwriting Agreement in connection with the resale of such requester’s Underwriter Unsold Allotment;

(iii) delivery of customary legal opinions and negative assurance letters of internal and nationally recognized outside counsel to the Company, and customary officers’, secretaries’ and other certificates from the Company, addressed to such requesting party, and dated the date of the closing of such resale of all or a part of such party’s Underwriter Unsold Allotment, each in form and substance satisfactory to the requesting party;

(iv) causing KPMG LLP (or its successor outside independent auditor of the Company) to provide letters in form and substance satisfactory to the requesting party, dated, respectively, the respective date on which time of sale for such resale of the relevant portion of such Underwriter Unsold Allotment occurs and on each Closing Date, from KPMG LLP (or its successor outside independent auditor), in form and substance satisfactory to the requesting party, confirming that KPMG LLP (or its successor outside independent auditor) is a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the applicable Registration Statement, the General Disclosure Package and the Final Prospectus for such resale;

(v) providing an opportunity for such party to conduct a due diligence investigation into the Company and providing full cooperation (at the Company’s expense) with such due diligence investigation; the due diligence investigation and level of cooperation required by this subsection shall be such as would be customarily undertaken by underwriters in an underwritten public offering of securities of the Company, including without limitation making members of management, financial and accounting officers and other employees, counsel, auditors and agents of the Company promptly available to such requesting party and its advisors, promptly committing such time and other resources, and promptly providing such corporate records, agreements and other documents and materials, in each case as is reasonably requested by such requesting party and as would be customary for an underwriter to receive in an underwriting public offering of the securities; and

(vi) otherwise providing reasonable assistance to the requesting party, including, without limitation, the attendance by employees and personnel of the Company at “road show” presentations to potential purchasers of the such Underwriter Unsold Allotment, and furnishing such information and due diligence material as the requesting party or its counsel shall reasonably request.

The obligations of the Company set forth in or made pursuant to this Section 5(q) will remain in full force and effect until each of the Backstop Providers has notified the Company in writing that such party’s Underwriter Unsold Allotment has been completely resold.

6. (a) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to in writing by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b) Term Sheets. The Company will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities substantially in the form set forth in Schedule B hereto, and, after providing the Representatives and their legal counsel with a reasonable opportunity to review and comment on such final term sheet, will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers contained in officer’s certificates delivered pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder that are contemplated to be performed on or prior to the First Closing Date or the Optional Closing Date, as the case may be, and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, from KPMG LLP, in form and substance satisfactory to the Representative(s), together with signed or reproduced copies of such letters for each of the other Underwriters, confirming that KPMG LLP is a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Final Prospectus. In any letter dated a Closing Date, KPMG LLP shall reaffirm the statements made in the letter furnished on the date hereof, except that the specified date thereof shall be a date no more than three business days prior to such Closing Date.

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. The final term sheet contemplated by Section 6(b) hereof and any other material required to be filed by the Company pursuant to Rule 433(b) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change or development in the condition (financial or otherwise), results of operations, business prospects or properties of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in or withdrawal of the rating of any debt securities or preferred stock of the Company or any downgrading in or withdrawal of the ratings assigned Ambac Assurance’s financial strength or claims-paying ability by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company or its rating of the financial strength or claims-paying ability of Ambac Assurance (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any national securities exchange; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinion of Counsel for Company. At each Closing Date, the Representatives shall have received (i) the opinion, dated as of such Closing Date, of (a) Wachtell, Lipton, Rosen & Katz, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, to the effect set forth in Schedules C-1, C-2 and C-3 hereto, (b) Cadwalader, Wickersham & Taft LLP, Investment Company Act counsel to the Company, to the effect set forth in Schedule C-4 hereto; and (c) Dewey & LeBoeuf LLP, special regulatory counsel to the Company, to the effect set forth in Schedule C-5 hereto; (ii) the opinion, dated as of each Closing Date, of Anne Gill Kelly, Esq., Assistant General Counsel of the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, to the effect set forth in Schedule D hereto; and (iii) the opinion, dated as of Closing Time, of Kevin J. Doyle, Esq., General Counsel of Ambac Assurance, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, to the effect set forth in Schedule E hereto. In rendering such opinion, such counsel may rely (A) as to matters involving the application of the laws other than the laws of the State of New York, the corporate laws of the State of Delaware or the federal laws of the United States of America, to the extent such counsel deems proper and specified in such opinion, upon the opinion of other counsel whom such counsel believes to be reliable, provided that such counsel furnishes copies thereof to the Representative(s) and states that such opinion of such local counsel is satisfactory in form and substance and the Underwriters and counsel for the Underwriters are entitled to rely thereon, and (B) as to matters of fact on certificates of responsible officers of the Company, its Subsidiaries and public officials.

(e) Opinion of Counsel for Underwriters. The Representatives shall have received from Sidley Austin LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Sidley Austin LLP may rely as to the incorporation of the Company and certain other matters upon the opinion of Anne Gill Kelly, Esq. referred to above.

(f) Opinion of Counsel to the Purchase Contract Agent. The Representatives shall have received the favorable opinion, dated as of such Closing Date, of Bryan Cave LLP, counsel for the Purchase Contract Agent, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, to the effect set forth in Schedule F hereto.

(g) Officer’s Certificate. The Representatives shall have received a certificate, dated such Closing Date, of (i) the President, a Vice Chairman or an Executive Vice President of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as thought expressly made at and as of such Closing Date; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the respective dates of the most recent audited financial statements in the General Disclosure Package, there has been no material adverse change or development in the condition (financial or otherwise), results of operations, business prospects or properties of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate, and (ii) the Chief Financial Officer of the Company certifying as to those matters as the Representatives shall reasonably request.

(h) Lock-Up Agreements. On the First Closing Date, the Representatives shall have received, in form and substance reasonably satisfactory to them, lock-up agreements executed by each of the stockholders listed on Schedule H hereto.

(i) Entry into Securities Agreements. The Company shall have delivered executed copies of each of the Securities Agreements to the Representatives.

(j) Listing. The Offered Securities to be sold at each Closing Date shall have been duly registered under the Exchange Act and duly listed on the New York Stock Exchange.

(k) Closing of Equity Unit Offering. (i) The consummation of the Common Stock Offering shall have occurred simultaneously with the closing of the offering contemplated hereby, and (ii) all of the conditions to closing contained in the Private Placement Agreement shall have been satisfied (or waived in writing by the Private Placement Purchasers) in accordance with the terms of the Private Placement Agreement.

(l) Additional Documents. At each Closing Date, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Offered Securities as contemplated herein, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, contained herein; and all proceedings taken by the Company in connection with the issuance and sale of the Offered Securities as contemplated herein shall be reasonably satisfactory in form and substance to the Representative(s) and counsel for the Underwriters.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) (i) Indemnification of Underwriters. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, any Issuer Free Writing Prospectus or any “road show” (as defined in Rule 433 of the Rules and Regulations) not constituting an Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(ii) The Company agrees to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages and liabilities to which they may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the prospectus wrapper material prepared by or with the consent of the Company for distribution in foreign jurisdictions in connection with the Directed Share Program attached to the Final Prospectus, the General Disclosure Package, any preliminary prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, when considered in conjunction with the Final Prospectus, the General Disclosure Package or any applicable preliminary prospectus, not misleading; (ii) caused by the failure of any Participant to pay for and accept delivery of the securities which immediately following the Effective Date of the Registration Statement, were subject to a properly confirmed agreement to purchase; or (iii) related to, arising out of, or in connection with the Directed Share Program, except that this clause (iii) shall not apply to the extent that such loss, claim, damage or liability is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of the Indemnified Party.

(b) Indemnification of Company. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of that information contained under the heading “Stabilization, Short Positions and Penalty Bids” in the section of the Final Prospectus entitled “Underwriting”.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

Notwithstanding anything contained herein to the contrary, if indemnity may be sought pursuant to Section 8(a) hereof in respect of such action or proceeding, then in addition to such separate counsel for the indemnified parties, the indemnifying party shall be liable for the reasonable fees and expenses of not more than one separate counsel (in addition to any local counsel) for the Representatives, the directors, officers, employees and agents of the Representatives, and all persons, if any, who control any of the Representatives within the meaning of either the Act or the Exchange Act for the defense of any losses, claims, damages and liabilities arising out of the Directed Share Program.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated (i) for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including the fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, or (ii) because of a termination of this Agreement pursuant to Section 9, the Company will reimburse the non-defaulting Underwriters for all out-of-pocket expenses (including the reasonable fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and, in the case of

(i) and (ii), the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, and to the General Counsel, Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel, facsimile no. (212) 816-7912, and to Banc of America Securities LLC, 9 West 57th Street, New York, NY 10019; and to UBS Securities LLC, 299 Park Avenue, New York, N.Y., 10171 Attn: Syndicate Department, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at One State Street Plaza, New York, New York 10004, Attention: General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling and other persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives jointly will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company hereby acknowledges that (a) the purchase and sale of the Offered Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect in their respective roles as underwriters in this transaction and in the concurrent Common Stock Offering, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

16. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this

Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

AMBAC FINANCIAL GROUP, INC.

By:	/s/ Sean Leonard
Name:	Sean Leonard
Title:	Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Stephen A. Kiratsous
Name:	Stephen A. Kiratsous
Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Guatam Chawla
Name:	Guatam Chawla
Title:	Managing Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ Thomas M. Morrison
Name:	Thomas M. Morrison
Title:	Managing Director

UBS SECURITIES LLC

By:	/s/ Jonathan S. Bayer
Name:	Jonathan S. Bayer
Title:	Executive Director

UBS SECURITIES LLC

By:	/s/ Michael Harris
Name:	Michael Harris
Title:	Executive Director

Acting on behalf of themselves and the several Underwriters

Unit Underwriting Agreement